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                                                                 EXHIBIT (a)(10)


                                                                    NEWS RELEASE


      American Realty Announces Extension of Tender Offer for Common Stock of Transcontinental Realty and Income Opportunity

         DALLAS, December 13, 2002 -- American Realty Investors, Inc. (NYSE:
ARL) today announced the extension of the expiration date of the previously announced tender offer for shares of common stock of its affiliates Transcontinental Realty Investors, Inc. (NYSE: TCI) and Income Opportunity Realty Investors, Inc. (AMEX: IOT). The price per share to be paid will be $17.50 for Transcontinental Realty Investors shares and $19.00 for Income Opportunity Realty Investors shares. As extended, the offer will expire at 12:00 midnight New York City time, on Friday, December 20, 2002.

American Realty Investors announced that it has been informed by American Stock Transfer and Trust, the depositary for both tender offers, that as of 3:00 P.M. New York City time on Friday, December 13, 2002 approximately 990,309 shares of Transcontinental Realty Investors common stock, or approximately 12.4% of the outstanding shares, had been tendered and not withdrawn pursuant to the tender offer. American Realty Investors also announced that it has been informed by American Stock Transfer and Trust that as of 3:00 P.M. New York City time on Friday, December 13, 2002 approximately 252,174 shares of Income Opportunity Realty Investors common stock, or approximately 17.2% of the outstanding shares, had been tendered and not withdrawn pursuant to the tender offer.

American Realty Investors is a real estate investment company that holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. Transcontinental Realty Investors is a real estate investment company that invests in real estate similar to American Realty Investors' holdings. Income Opportunity Realty Investors is a real estate investment trust that invests in real estate. For more information on the companies, visit their websites at www.bcm-inc.com.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TRANSCONTINENTAL REALTY INVESTORS, INC. OR SHARES OF INCOME OPPORTUNITY REALTY INVESTORS, INC. EACH ACQUIRING ENTITY HAS FILED A TENDER OFFER STATEMENT AND EACH TARGET ENTITY HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT

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CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION
IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF EACH TARGET ENTITY, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO AMERICAN REALTY INVESTORS' INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS, INC. FOR TRANSCONTINENTAL REALTY INVESTORS INFORMATION, CALL TOLL-FREE (866) 423-4880. FOR INCOME OPPORTUNITY REALTY INVESTORS INFORMATION, CALL TOLL-FREE
(866) 423-4879.

                                      # # #

Contact:   Phyllis Wolper
           Director, Investor Relations
           (800) 400-6407 (469) 522-4245
           investor.relations@bcminc.com


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